                                                                    Exhibit 21.1





SUBSIDIARIES OF REGISTRANT

                                                     State of
                                                   incorporation
                                                     or other
                                                   jurisdiction
                                                     in which
          Name                                       organized
          ----                                     -------------
Mohasco Corporation                                  New York
    Choice Seats Corporation                         Delaware
    Mohasco Upholstered Furniture Corporation        Delaware
    Super Sagless Corporation                        Delaware





    Each of the above subsidiaries is 100% owned by the Registrant or a subsidiary (as indicated by indentation) and are included in the consolidated financial statements of the Registrant.